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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Equity Investor Fund, Select Series, Institutional Holdings Portfolio, Series B,
Defined Asset Funds:

We consent to the use in this Registration Statement No. 333-81879 of our report dated September 3, 1999, relating to the Statement of Condition of Equity Investor Fund, Select Series, Institutional Holdings Portfolio Series B, Defined Asset Funds and to the reference to us under the heading 'How The Fund Works--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
September 3, 1999